Exhibit (d)(3)

EXECUTION

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of September 28, 2013 (this “Limited Guarantee”), is made by each of Vista Equity Partners Fund III, L.P., a Delaware limited partnership (“VEP III”) and Vista Equity Partners Fund IV, L.P., a Delaware limited partnership (“VEP IV”, and together with VEP III, the “Guarantors” and each, a “Guarantor”), in favor of The Active Network, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, Athlaction Holdings, LLC, a Delaware limited liability company (“Parent”), and Athlaction Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. To induce the Company to enter into the Merger Agreement, each Guarantor hereby irrevocably and unconditionally severally guarantees (as primary obligor and not merely as a surety) to the Company the due and punctual payment by Parent to the Company of its Pro Rata Share of (i) the Parent Termination Fee on the terms and subject to the conditions set forth in Section 7.3(c) of the Merger Agreement (the “Parent Termination Fee Obligations”) and (ii) all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement (including any reimbursement or indemnification obligations pursuant to Section 5.14(c), Section 5.14(d) and Section 7.3(k) thereof) when required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement (the “Other Obligations” and, together with the Parent Termination Fee Obligations, the “Guaranteed Obligations”). The Company and the Guarantors agree that in no event shall (a) the individual liability of any Guarantor hereunder exceed such Guarantor’s Pro Rata Share of the Guaranteed Obligations, (b) the aggregate liability of the Guarantors hereunder exceed the Parent Liability Limitation, (c) any Guarantor have any liability relating to, arising out of or in connection with the Merger Agreement and the transactions contemplated thereby or any other circumstance, except as explicitly set forth herein and in the Equity Commitment Letter, or (d) any Guarantor be liable to the Company or any other Person pursuant to this Limited Guaranty for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits. “Pro Rata Share” of each of VEP III and VEP IV for the Guaranteed Obligations hereunder shall mean 18.2% and 81.8%, respectively. Each Guarantor shall, upon the written request of the Company (a “Performance Demand”), promptly and in any event within ten (10) business days (as such term is defined in the Merger Agreement), pay its Pro Rata Share of such Guaranteed Obligations in full.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Limited Guarantee up to an amount equal to such Guarantor’s Pro Rata Share of the Parent Liability Limitation, irrespective of whether any action is brought against Parent or Merger Sub or any other Person, or whether Parent or Merger Sub or any other Person are joined in any such action or actions.

(b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 6 hereof), the liability of each Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i) the value, genuineness, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, including this Limited Guarantee (other than in the case of (A) Fraud or willful breach by the Company, (B) defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement, or (C) any attempt by the Company or any Person acting on its behalf to seek to impose liability upon the Guarantors in violation of the provisions set forth in Section 4 below);

(ii) any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement to the extent resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any of their assets;

(iii) any duly-executed and delivered amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any duly-executed amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith;

(iv) the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or

(vii) any other act or omission that may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, notwithstanding any other provision of this Limited Guarantee to the contrary, the Company hereby agrees that either Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement.

(c) Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of either Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Except as expressly provided herein, when pursuing its rights and remedies hereunder against either Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to its Pro Rata Share of the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not been terminated.

3. Waiver of Acceptance, Presentment, etc. Subject to the proviso in Section 2(b)(vii), each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 12 hereof or Section 8.9 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee).

4. Sole Remedy.

(a) The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement and the agreements contemplated thereby. Except as specifically contemplated by this Limited Guarantee or the Equity Commitment Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent or Merger Sub unless the Acceptance Time occurs, and that, except for rights against Parent and Merger Sub to the extent expressly provided in the Equity Commitment Letter and Section 8.7 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by any Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

(b) No Guarantor shall have any obligation or liability to any Person under this Limited Guarantee other than as expressly set forth herein. The Company further agrees that it has no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, (i) any former, current or future, direct or indirect director, officer, employee, agent or Affiliates of any Guarantor, Parent or Merger Sub, (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, (iii) any former, current or future, direct or indirect holder of any securities or any equity interests of any kind of any Guarantor, Parent or Merger Sub (whether such holder is a limited or general partner, member, stockholder or otherwise), or (iv) any former, current or future assignee of any Guarantor, Parent or Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together, with any other Non-Recourse Parent Party, but excluding Parent, Merger Sub and the Guarantors, being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Guarantor, Parent or Merger Sub against any Guarantor, any Guarantor Affiliates, Parent or Merger Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, except, in each case, for (x) its rights against each Guarantor under this Limited Guarantee, (y) its third party beneficiary rights under the Equity Commitment Letter and (z) its rights against Parent or Merger Sub under, and in accordance with, the terms and conditions of the Merger Agreement and the Confidentiality Agreement; provided that, in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than its Pro Rata Share of the Parent Liability

Limitation (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of such Guarantor hereunder up to the amount of its Pro Rata Share of the Guaranteed Obligations for which such Guarantor is liable, as determined in accordance with this Limited Guarantee. Except for Guarantee Claims, Merger Agreement Claims and Equity Commitment Claims (each as defined below), recourse against the Guarantors and any Successor Entity under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries against the Guarantors and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.

(c) The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby, against any Guarantor or any Guarantor Affiliate except for (i) claims by the Company against a Guarantor or any Successor Entity thereof under and in accordance with this Limited Guarantee (“Guarantee Claims”), (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement and/or the Confidentiality Agreement (“Merger Agreement Claims”) and (iii) claims by the Company against Parent or Guarantor under and in accordance with the Equity Commitment Letter (“Equity Commitment Claims”), and the Company hereby, on behalf of itself and its Affiliates (and to the extent permitted by law, its Representatives), hereby releases each Guarantor and each Guarantor Affiliate from and with respect to any and all claims, known or unknown now existing or hereafter arising under any theory of law or equity, in each case, except for Guarantee Claims, Merger Agreement Claims or Equity Commitment Claims.

(d) For all purposes of this Limited Guarantee, a Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such Person, adds such other Person to an existing legal proceeding, or otherwise asserts in writing a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such Person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby.

5. Subrogation. No Guarantor will exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 unless and until the Guaranteed Obligations have been indefeasibly paid in full.

6. Termination. This Limited Guarantee shall terminate upon, and each Guarantor shall not have any further liability or obligation under this Limited Guarantee from and after, the earliest of: (a) the Effective Time, (b) the termination of the Merger Agreement by mutual written consent of Parent and the Company pursuant to Section 7.1(a) thereof, (c) the termination of the Merger Agreement by the Company pursuant to Section 7.1(h) thereof, (d) the payment of the entire Parent Termination Fee or an amount of the Guaranteed Obligations equal to the Parent Liability Limitation, (e) the date that is thirty (30) days following the valid termination of the Merger Agreement in accordance with its terms (other than terminations for which clauses (b) or (c) applies), unless prior to the expiration of such thirty (30) day period (i) the Company shall have delivered a written notice with respect to any of the Guaranteed Obligations asserting that the Guarantors, Parent or Merger Sub is liable, in whole or in part, for any portion of Guaranteed Obligation, and (ii) the Company shall have commenced a Legal Proceeding against Guarantors, Parent or Merger Sub alleging the Parent Termination Fee is due and owing, or that Parent or Merger Sub are liable for any other payment obligations under the Merger Agreement (including Section 5.14(c), Section 5.14(d) and Section 7.3(k) thereof) or against the Guarantors that amounts are due and owing from the Guarantors pursuant to Section 1, in which case this Limited Guarantee shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to the foregoing clause (e), if the Merger Agreement has been terminated, such notice has been provided and such Legal Proceeding has been commenced, no Guarantor shall have any further liability or obligation under this Limited Guarantee from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof determining that each Guarantor does not owe any amount under this Limited Guarantee and (y) a written agreement among the Guarantors and the Company that specifically references this Section 6(e) in which the Company acknowledges that the obligations and liabilities of the Guarantors pursuant to this Limited Guarantee are terminated, and (f) the Company or any of its Affiliates acting on its behalf seeks to impose liability upon a Guarantor in excess of its Pro Rata Share of the Parent Liability Limitation, or otherwise challenges any limit on the liability of a Guarantor hereunder, or makes any claim arising under, or in connection with, this Limited Guarantee or the transactions contemplated hereby, other than a Guarantee Claim (in the event of any of the actions described in this clause (f), the obligations and liabilities of each Guarantor under this Limited Guarantee shall terminate ab initio and be null and void).

7. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 6, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon each Guarantor, its successors and assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8. Entire Agreement. This Limited Guarantee, the Merger Agreement and the Equity Commitment Letter constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9. Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10. No Third Party Beneficiaries. Except for the provisions of this Limited Guarantee which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts. This Limited Guarantee may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the business day (as such term is defined in the Merger Agreement) after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company,

10182 Telesis Court, Suite 100

San Diego, CA 92121

Attention: Jon Belmonte, Interim Chief Executive Officer

Facsimile.: (858) 652-6220

Email: jon.belmonte@activenetwork.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, 11th Floor

San Diego, CA 92121

Attention: Michael S. Kagnoff

Facsimile: (858) 638-5122

Email: michael.kagnoff@dlapiper.com

1251 Avenue of the Americas

New York, NY 10020

Attention: Daniel Eisner

Facsimile: (212) 884-8475

Email: daniel.eisner@dlapiper.com

if to the Guarantors,

c/o Vista Equity Partners Fund III, L.P.

Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention: Brian N. Sheth

Facsimile: (512) 730-2453

Email: BSheth@vistaequitypartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: David Breach

Facsimile: (415) 439-1500

Email: david.breach@kirkland.com

or, in each case, at such other address as may be specified in writing to the other party.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh business day (as such term is defined in the Merger Agreement) after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax or telegram, on the next day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

13. Governing Law. THIS LIMITED GUARANTEE AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTEE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF,

SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

14. Consent to Jurisdiction, etc. Subject to Section 15 below, in any action or proceeding arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 14 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (b) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

15. Waiver of Jury Trial. EACH PARTY TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

16. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all limited partnership power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor, (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) such Guarantor has uncalled capital commitments equal to or in excess of an amount equal to its Pro Rata Share of the Parent Liability Limitation and its limited partners or other investors have the obligation to fund such capital, (f) the execution, delivery and performance by such Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of such Guarantor, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which such Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantors of the transactions contemplated by this Limited Guarantee on a timely basis and (g) it has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to such Guarantor for as long as this Limited Guarantee shall remain in effect.

17. No Assignment. Neither the Guarantors nor the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by a Guarantor) or the Guarantors (in the case of an assignment by the Company).

18. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder per the Parent Liability Limitation provided for in Section 1 hereof. Upon such determination that any term or other provision is invalid, inoperative or unenforceable for any reason, the parties shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. No party shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

19. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

20. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Merger Sub or any Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

VISTA EQUITY PARTNERS FUND III, L.P.

By: VISTA EQUITY PARTNERS FUND III GP, LLC
Its: General Partner

By: VEFIIGP, LLC
Its: Senior Managing Member

By:	/s/ Robert Smith
Name:	Robert Smith
Its:	Managing Member

VISTA EQUITY PARTNERS FUND IV, L.P.

By: VISTA EQUITY PARTNERS FUND IV GP, LLC
Its: General Partner

By: VEFIIGP, LLC
Its: Senior Managing Member

By:	/s/ Robert Smith
Name:	Robert Smith
Its:	Managing Member

THE ACTIVE NETWORK, INC.

By:	/s/ Jon Belmonte
Name:	Jon Belmonte
Title:	Interim CEO

{Limited Guarantee}